Exhibit 99.1

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Max Dutcher
(212) 850-5677

MILLER INDUSTRIES REPORTS 2016 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 9, 2016/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2016.

For the third quarter of 2016, net sales were $147.6 million, an increase of 17.0%, compared to $126.2 million for the third quarter of 2015. Net income in the third quarter of 2016 was $5.5 million, or $0.49 per diluted share, an increase of 74.3%, compared to net income of $3.2 million, or $0.28 per diluted share, in the prior year period.

Gross profit for the third quarter of 2016 was $17.1 million, or 11.6% of net sales, compared to $12.8 million, or 10.1% of net sales, for the third quarter of 2015. Selling, general and administrative expenses were $8.5 million, or 5.8% of net sales, compared to $7.5 million, or 6.0% of net sales, in the prior year period.

For the nine-month period ended September 30, 2016, net sales were $452.5 million, an increase of 11.9% compared to $404.5 million in the prior year period. The Company reported net income of $15.5 million, or $1.36 per diluted share for the first nine months of 2016, an increase of 27.9% compared to net income of $12.1 million, or $1.07 per diluted share for the first nine months of 2015.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.17 per share, payable December 12, 2016, to shareholders of record at the close of business on December 5, 2016.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “We had a strong third quarter, which built upon our success in the first half of the year. We added to the momentum in our business, evidenced by strong financial performance and continued progress on our strategic objectives. We maintained our production levels to continue to stay ahead of our healthy customer demand. In doing so, we once again delivered strong revenue and earnings growth.”

MILLER INDUSTRIES REPORTS 2016 THIRD QUARTER RESULTS	PAGE 2

“Our pipeline of business and bidding activity remains solid, both domestically and internationally. It is backed up by strong demand levels in our domestic markets, upon which we are capitalizing. The consolidation and expansion of our Pennsylvania manufacturing operations is nearing completion, and the capital projects to enhance our Ooltewah, Tennessee plant and Greeneville, Tennessee facility are underway. To help finance these projects, our company had $20.0 million in borrowings outstanding as of September 30, 2016 under our credit facility.”

Mr. Badgley concluded, “We continue to enhance shareholder value by maintaining a healthy balance sheet and productively utilizing our assets. Our business position remains steady as we look forward to a solid close to 2016, and we are very positive about our prospects for next year.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, November 10, 2016, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/18171

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 24, 2016. The replay number is 1-844-512-2921, Passcode 1006965.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2016 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in our information technology systems; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2015, as supplemented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our Company.

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Miller Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2016	2015	Change	2016	2015	Change
NET SALES	$147,597	$126,205	17.0%	$452,525	$404,530	11.9%

COSTS OF OPERATIONS	130,481	113,409	15.1%	403,402	362,241	11.4%

GROSS PROFIT	17,116	12,796	33.8%	49,123	42,289	16.2%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	8,495	7,524	12.9%	24,823	22,612	9.8%

Interest Expense, Net	359	291	23.4%	816	699	16.7%

Other (Income) Expense, Net	(238)	(94)	153.2%	(451)	227	298.7%

Total Operating Expenses	8,616	7,721	11.6%	25,188	23,538	7.0%

INCOME BEFORE INCOME TAXES	8,500	5,075	67.5%	23,935	18,751	27.6%

INCOME TAX PROVISION	2,978	1,907	56.2%	8,466	6,653	27.3%

NET INCOME	$5,522	$3,168	74.3%	$15,469	$12,098	27.9%

BASIC INCOME PER COMMON SHARE	$0.49	$0.28	75.0%	$1.36	$1.07	27.1%

DILUTED INCOME PER COMMON SHARE	$0.49	$0.28	75.0%	$1.36	$1.07	27.1%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.17	$0.16	6.3%	$0.51	$0.48	6.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,346	11,341	0.0%	11,346	11,329	0.1%
DILUTED	11,374	11,368	0.1%	11,374	11,367	0.1%